                                                                    Exhibit 12.1

                                 VELOCITA CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Amounts in thousands except share amounts)
                                                                                                PERIOD FROM
                                                                                                NOVEMBER 30,
                                                                                               1998 (DATE OF
                                                                                                 INCEPTION)
                                                                                                  THROUGH
                                                                                                DECEMBER 31,
                                                                YEAR ENDED DECEMBER 31,             1998
                                                    ----------------------------------------   -------------
                                                         2001           2000          1999
      Earnings:
           Less before income taxes                 $   (602,112)     $(85,801)     $ (8,029)     $   (121)
           Add:
               Interest expense, net                      33,513        21,111         2,856            --
               Rental expense representative
                  of interest factor                          82           138            25            --
                                                    ------------      --------      --------      --------
      Total loss as adjusted plus fixed charges     $   (568,517)     $(65,553)     $ (5,148)     $   (121)
      Fixed charges:
           Interest expense, net                    $     33,513      $ 21,111      $  2,856      $     --
           Capitalized interest                           34,867        24,645            --            --
           Rental expense representative
              of interest factor                              82           138            25            --
                                                    ------------      --------      --------      --------
      Total fixed charges                           $     68,462      $ 45,894      $  2,881            --
           Pretax effect of dividends on
            preferred stock of the Company                26,860        14,574           746            --
                                                    ------------      --------      --------      --------

           Combined fixed charges and preferred
              stock dividend requirement                  95,322        60,468         3,627            --
                                                    ============      ========      ========      ========
      Ratio of earnings to fixed charges                     (a)           (a)           (a)           (c)
                                                    ============      ========      ========      ========
      Ratio of earnings to combined fixed
        charges and preferred stock dividend
        requirements                                         (b)           (b)           (b)           (c)
                                                    ============      ========      ========      ========

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(a)   Earnings were inadequate to cover fixed charges by $636,979,
      $111,446 and $8,029 in 2001, 2000 and 1999, respectively.

(b) Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $663,839, $126,020 and $8,775 in 2001,
      2000 and 1999, respectively.

(c) There were no fixed charges during the period from November 30, 1998 (date of inception) through December 31, 1998.